Filed Pursuant to Rule 424(b)(2)

File No. 333-159738

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Medium Term Notes, Series K, Notes Linked to a Commodity Basket due April 24, 2017	$3,834,000	$439.38

(1)

The total filing fee of $439.38 is calculated in accordance with Rule 457(r) of the Securities Act of 1933 (the “Securities Act”) and will be paid by wire transfer within the time required by Rule 456(b) of the Securities Act.

PRICING SUPPLEMENT No. 196 dated April 17, 2012 (To Prospectus Supplement dated April 23, 2010 and Prospectus dated June 4, 2009)

Wells Fargo & Company Medium-Term Notes, Series K Commodity Linked Securities Upside Participation And Fixed Percentage Buffered Downside

Growth Securities Notes Linked to a Commodity Basket due April 24, 2017

■  Linked to a commodity basket comprised of crude oil futures (16.67%), gasoline futures (16.67%), corn futures (16.67%), soybean futures (16.67%), copper (16.66%) and nickel (16.66%)

■   Unlike ordinary debt securities, the notes do not pay interest or repay a fixed amount of principal at maturity. Instead, the notes provide for a payment at maturity that may be greater than, equal to or less than the original offering price of the notes, depending on the performance of the basket from its starting level to its ending level. The payment at maturity will reflect the following terms:

■  If the value of the basket appreciates, you will receive the original offering price plus 158% participation in the upside performance of the basket

■   If the value of the basket decreases but the decrease is not more than 20%, you will be repaid the original offering price

■  If the value of the basket decreases by more than 20%, you will receive less than the original offering price and have 1-to-1 downside exposure to the decrease in the value of the basket in excess of 20%

■   Investors may lose up to 80% of the original offering price

■   No exchange listing; designed to be held to maturity

Investing in the notes involves risks. See “Risk Factors” on page PRS-11.

The notes are unsecured obligations of Wells Fargo and all payments on the notes are subject to the credit risk of Wells Fargo. The notes are not deposits or other obligations of a depository institution and are not insured by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other governmental agency of the United States or any other jurisdiction.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this pricing supplement or the accompanying prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Original Offering Price	Agent Discount(1)	Proceeds to Wells Fargo
Per Note	100.00%	0.25%	99.75%
Total	$3,834,000	$9,585	$3,824,415

(1)

In addition to the agent discount, the original offering price specified above includes structuring and development costs and offering expenses. The agent discount and structuring and development costs total approximately $25.55 per $1,000 note. See “Plan of Distribution” in the prospectus supplement for further information including information regarding how we may hedge our obligations under the notes.

Wells Fargo Securities

Growth Securities Notes Linked to a Commodity Basket due April 24, 2017

Investment Description

The Notes Linked to a Commodity Basket due April 24, 2017 are senior unsecured debt securities of Wells Fargo & Company that do not pay interest or repay a fixed amount of principal at maturity. Instead, the notes provide for a payment at maturity that may be greater than, equal to or less than the original offering price of the notes depending on the performance of the basket of commodities and commodity futures contracts (the “Basket”) from its starting level to its ending level. The notes provide (i) the possibility of a leveraged return at maturity if the value of the Basket increases from its starting level to its ending level, (ii) repayment of principal if, and only if, the ending level of the Basket is not less than the starting level by more than 20% and (iii) exposure to decreases in the value of the Basket if and to the extent the ending level is less than the starting level by more than 20%, in each case subject to the credit risk of Wells Fargo. If the ending level is less than the starting level by more than 20%, you will receive less, and possibly 80% less, than the original offering price of your notes at maturity.

The Basket is comprised of the following basket components, with each basket component having the weighting noted parenthetically: crude oil futures (16.67%); gasoline futures (16.67%); corn futures (16.67%); soybean futures (16.67%); copper (16.66%); and nickel (16.66%).

You should read this pricing supplement together with the prospectus supplement dated April 23, 2010 and prospectus dated June 4, 2009 for additional information about the notes. Information included in this pricing supplement supersedes information in the prospectus supplement and prospectus to the extent it is different from that information. Certain defined terms used but not defined herein have the meanings set forth in the prospectus supplement.

You may access the prospectus supplement and prospectus on the SEC website www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

¡	Prospectus Supplement dated April 23, 2010 and the Prospectus dated June 4, 2009 filed with the SEC on April 23, 2010:

http://www.sec.gov/Archives/edgar/data/72971/000119312510091748/d424b2.htm

PRS-2

Growth Securities Notes Linked to a Commodity Basket due April 24, 2017

Investor Considerations

We have designed the notes for investors who:

¡	seek 158% leveraged exposure to the upside performance of the Basket if the ending level is greater than the starting level;

¡	desire to limit downside exposure to the Basket through the 20% buffer;

¡	understand that if the ending level is less than the starting level by more than 20%, they will receive less, and possibly 80% less, than the original offering price of the notes at maturity;

¡	do not seek current income; and

¡	are willing to hold the notes until maturity.

The notes are not designed for, and may not be a suitable investment for, investors who:

¡	seek a liquid investment or are unable or unwilling to hold the notes to maturity;

¡	expect the value of the Basket to decrease by more than 20% from its starting level;

¡	seek full return of the original offering price of the notes at stated maturity;

¡	seek current income;

¡	are unwilling to accept the risk of exposure to the four commodity futures contracts and two commodities in the Basket;

¡	seek exposure to the Basket but are unwilling to accept the risk/return trade-offs inherent in the payment at stated maturity for the notes;

¡	are unwilling to accept the credit risk of Wells Fargo to obtain exposure to the Basket generally, or to the exposure to the Basket that the notes provide specifically; and

¡	prefer the lower risk of fixed income investments with comparable maturities issued by companies with comparable credit ratings.

PRS-3

Growth Securities Notes Linked to a Commodity Basket due April 24, 2017

Terms of the Notes

Market Measure:	A basket (the “Basket”) comprised of the following “basket components,” with the return of each basket component having the weighting noted parenthetically: crude oil futures (16.67%); gasoline futures (16.67%); corn futures (16.67%); soybean futures (16.67%); copper (16.66%); and nickel (16.66%).

Pricing Date:	April 17, 2012

Issue Date:	April 24, 2012

Redemption Amount:

On the stated maturity date, you will be entitled to receive a cash payment per note in U.S. dollars equal to the redemption amount. The “redemption amount” per note will equal:

•  If the ending level is greater than the starting level: the original offering price per note plus:

	[	original offering price per note x	[	ending level – starting level starting level	]	x participation rate	]	;

•  If the ending level is less than or equal to the starting level, but greater than or equal to the threshold level: the original offering price per note; or

•  If the ending level is less than the threshold level: the original offering price per note minus:

[	original offering price per note x	threshold level – ending level starting level	]

If the ending level is less than the threshold level, you will receive less, and possibly 80% less, than the original offering price of your notes at maturity.

Stated Maturity Date:	April 24, 2017. If a market disruption event has occurred or is continuing on the calculation day, the stated maturity date will be postponed until the later of (i) April 24, 2017 and (ii) three business days after the ending level is determined. The notes are not subject to redemption by Wells Fargo or repayment at the option of any holder of the notes prior to the stated maturity date.

No Interest Payments:	There will be no payment of interest, periodic or otherwise, on the notes.

Starting Level:	The “starting level” is 100.

Ending Level:	The “ending level” will be calculated based on the weighted returns of the basket components and will be equal to the product of (i) 100 and (ii) an amount equal to 1 plus the sum of: (A) 16.67% of the component return of crude oil futures; (B) 16.67% of the component return of gasoline futures; (C) 16.67% of the component return of corn futures; (D) 16.67% of the component return of soybean futures; (E) 16.66% of the component return of copper; and (F) 16.66% of the component return of nickel.

PRS-4

Growth Securities Notes Linked to a Commodity Basket due April 24, 2017

Terms of the Notes (Continued)

Component Return:

The “component return” of a basket component will be equal to:

final component price – initial component price

initial component price

where,

•   the “initial component price” is the settlement price of such basket component on the pricing date; and

•   the “final component price” will be the settlement price of such basket component on the calculation day.

The initial component prices of the basket components are as follows: crude oil futures ($118.78); gasoline futures ($3.2340); corn futures (616.75¢); soybean futures (1425.75¢); copper ($8,100.50); and nickel ($17,755.00).

Threshold Level:	The “threshold level” will be equal to 80% of the starting level.

Participation Rate:	The “participation rate” is 158%.

Settlement Price:

The “settlement price” of a basket component on any day will be:

(i)       in the case of crude oil futures, the official settlement price per barrel of the first nearby month futures contract for ICE Brent crude oil, expressed in U.S. dollars per barrel, traded on the Intercontinental Exchange (the “ICE”) on that day (the “ICE Brent crude price”) as made public by the ICE;

(ii)      in the case of gasoline futures, the official settlement price per gallon of the first nearby month futures contract for New York Mercantile Exchange (“NYMEX”) RBOB gasoline, expressed in U.S. dollars per gallon, traded on the NYMEX on that day (the “NYMEX RBOB gasoline price”) as made public by the NYMEX;

(iii)     in the case of corn futures, the official settlement price per bushel of deliverable-grade corn of the first nearby month futures contract (or, in the case of any trading day after the date of the last trade of the options contract (if there is more than one options contract, then the options contract with the latest date) pertaining to the first nearby month futures contract, the second nearby month futures contract), expressed in U.S. cents per bushel, traded on the Chicago Board of Trade (the “CBOT”) on that day (the “CBOT corn price”) as made public by the CBOT;

(iv)     in the case of soybean futures, the official settlement price per bushel of deliverable-grade soybeans of the first nearby month futures contract (or, in the case of any trading day after the date of the last trade of the options contract (if there is more than one options contract, then the options contract with the latest date) pertaining to the first nearby month futures contract, the second nearby month futures contract), expressed in U.S. cents per bushel, traded on the CBOT on that day (the “CBOT soybean price”) as made public by the CBOT;

PRS-5

Growth Securities Notes Linked to a Commodity Basket due April 24, 2017

Terms of the Notes (Continued)

(v)      in the case of copper, the official cash offer price per tonne of copper Grade A on the London Metal Exchange (the “LME”) for the spot market, expressed in U.S. dollars per tonne, traded on the LME on that day (the “LME copper Grade A price”) as made public by the LME; and

(vi)     in the case of nickel, the official cash seller and settlement price per tonne of Primary Nickel, expressed in U.S. dollars per tonne, traded on the LME on that day (the “LME Primary Nickel price”) as made public by the LME.

The term “first nearby month futures contract” for a commodity on any day refers to the futures contract for that commodity with the last trading day closest to such day and the term “second nearby month futures contract” for a commodity refers to the futures contract for that commodity with the last trading day immediately after the last trading day of the first nearby month futures contract for that commodity.

Calculation Day:	April 17, 2017. If such day is not a trading day with respect to a basket component, the calculation day for such basket component will be postponed to the next succeeding day that is a trading day with respect to such basket component. If a market disruption event occurs or is continuing with respect to a basket component on the calculation day, the calculation day for such basket component will be postponed to the first succeeding trading day for such basket component on which a market disruption event for such basket component has not occurred and is not continuing. If such first succeeding trading day has not occurred as of the fifth scheduled trading day after the scheduled calculation day for such basket component, that fifth scheduled trading day shall be deemed the calculation day. If the calculation day has been postponed five scheduled trading days for such basket component after the scheduled calculation day for such basket component and such fifth scheduled trading day is not a trading day, or if a market disruption event occurs or is continuing with respect to the basket component on such fifth scheduled trading day, the calculation agent will determine the settlement price of such basket component on such fifth scheduled trading day based on its good faith estimate of the settlement price. Notwithstanding a postponement of the calculation day for a particular basket component due to a non-trading day or a market disruption event with respect to such basket component, the originally scheduled calculation day will remain the calculation day for any basket component not affected by a non-trading day or a market disruption event.

PRS-6

Growth Securities Notes Linked to a Commodity Basket due April 24, 2017

Terms of the Notes (Continued)

Market Disruption Events:

A “market disruption event” means any of the following events as determined by the calculation agent in its sole discretion:

(i)     with respect to crude oil futures: (A) a material limitation or suspension of trading in the first nearby month futures contract for ICE Brent crude oil traded on the ICE; or (B) the failure of the ICE to announce the ICE Brent crude price;

(ii)    with respect to gasoline futures: (A) a material limitation or suspension of trading in the first nearby month futures contract for NYMEX RBOB gasoline traded on NYMEX; or (B) the failure of NYMEX to announce the NYMEX RBOB gasoline price;

(iii)   with respect to corn futures: (A) a material limitation or suspension of trading in the applicable futures contract for deliverable-grade corn; or (B) the failure of the CBOT to announce the CBOT corn price;

(iv)   with respect to soybean futures: (A) a material limitation or suspension of trading in the applicable futures contract for deliverable-grade soybeans; or (B) the failure of the CBOT to announce the CBOT soybean price;

(v)    with respect to copper: (A) a material limitation or suspension of trading in copper Grade A on the LME; or (B) the failure of the LME to announce the LME copper Grade A price; and

(vi)   with respect to nickel: (A) a material limitation or suspension of trading in Primary Nickel on the LME; or (B) the failure of the LME to announce the LME Primary Nickel price.

For purposes of determining whether a market disruption event has occurred or is continuing with respect to a basket component, a limitation on the hours or number of days of trading will not constitute a market disruption event if it results from an announced change in the regular business hours of the relevant trading facility.

Trading Day:	A “trading day” means (i) with respect to crude oil, any day the ICE is open for trading, (ii) with respect to gasoline, any day the NYMEX is open for trading, (iii) with respect to corn and soybeans, any day the CBOT is open for trading, and (iv) with respect to copper and nickel, any day the LME is open for trading.
Discontinuance of Quotations; Alteration of Manner of Quotation:

If the quotation source for a basket component discontinues quoting the settlement price for such basket component as provided herein and another entity publishes a quotation that the calculation agent determines, in its sole discretion, to be comparable to the discontinued quotation, then any subsequent settlement price will be determined by reference to the quotation of such settlement price provided by such successor entity (in any such case, referred to herein as a “successor quotation source”) on the date that the settlement price is to be determined.

Upon any selection by the calculation agent of a successor quotation source, Wells Fargo will cause notice to be given to the holders of the notes.

PRS-7

Growth Securities Notes Linked to a Commodity Basket due April 24, 2017

Terms of the Notes (Continued)

If the quotation source for a basket component discontinues quoting the settlement price for such basket component as provided herein and the calculation agent determines that no successor quotation source for such settlement price is available at such time, then any subsequent settlement price will be determined by reference to the calculation agent’s good faith estimate of the settlement price for such basket component.

If a successor quotation source is selected or the calculation agent calculates a settlement price in the absence of a successor quotation source, such successor quotation source or settlement price will be used for all purposes with respect to calculation of the redemption amount, including for purposes of determining whether a market disruption event exists.

Notwithstanding these alternative arrangements, discontinuance of the publication of a quotation of a basket component by a quotation source may adversely affect the value of the notes.

If the method of quoting a settlement price as provided herein is changed in a material respect by a quotation source or a successor quotation source, then the calculation agent will, on the date that the settlement price is to be determined, make such calculations and adjustments as, in its good faith judgment, may be necessary in order to arrive at a settlement price for such basket component as if such changes had not been made. The calculation agent will calculate the redemption amount with reference to the settlement price, as adjusted.

Calculation Agent:

Wells Fargo Securities, LLC, one of our subsidiaries, will act as initial calculation agent for the notes and may appoint agents to assist it in the performance of its duties. Pursuant to the calculation agency agreement, we may appoint a different calculation agent without your consent and without notifying you.

The calculation agent will determine the redemption amount you receive at stated maturity. In addition, the calculation agent will, among other things:

•   determine whether a market disruption event has occurred;

•   determine if adjustments are required to the settlement price of a basket component under various circumstances; and

•   if quotation of the settlement price of a basket component is discontinued, select a successor quotation source or, if no successor quotation source is available, determine the settlement price of the basket component.

All determinations made by the calculation agent will be at the sole discretion of the calculation agent and, in the absence of manifest error, will be conclusive for all purposes and binding on us and you. All percentages and other amounts resulting from any calculation with respect to the notes will be rounded at the calculation agent’s discretion. The calculation agent will have no liability for its determinations.

PRS-8

Growth Securities Notes Linked to a Commodity Basket due April 24, 2017

Terms of the Notes (Continued)

Events of Default and Acceleration:	In case an event of default with respect to the notes has occurred and is continuing, the amount payable to a holder of a note upon any acceleration will be equal to the redemption amount, calculated as provided herein. The redemption amount will be calculated as though the date of acceleration were the calculation day.
No Listing:	The notes will not be listed on any securities exchange or automated quotation system.
Material Tax Consequences:

The United States federal income tax consequences of your investment in the notes are uncertain. Some of these consequences are summarized below, but we urge you to read the more detailed discussion under “United States Federal Income Tax Considerations” and to consult your own tax advisor.

The terms of the notes require you and Wells Fargo (in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary) to characterize and treat a note as a pre-paid derivative contract with respect to the Basket. If your notes are so characterized and treated (and such characterization and treatment is respected by the Internal Revenue Service (the “IRS”)), you should generally recognize capital gain or loss upon the sale, exchange or maturity of your notes in an amount equal to the difference between the amount you receive upon the sale, exchange or maturity of your notes and the amount you paid for them. Such gain or loss should generally be long-term capital gain if you have held your notes for more than one year.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to characterize and treat your notes in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the notes, it is possible that your notes could alternatively be treated for tax purposes in the manner described under “United States Federal Income Tax Considerations—Alternative Treatments” on page PRS-41.

In 2007, the IRS released a notice that may affect the taxation of holders of the notes. According to the notice, the IRS and the Treasury Department are actively considering, among other things, whether holders of instruments such as the notes should be required to accrue ordinary income on a current basis, whether additional gain or loss upon the sale or maturity of such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”), should be applied to such instruments. Similarly, the IRS and the Treasury Department have current projects open with regard to the tax treatment of prepaid forward contracts, contingent notional principal contracts and other derivative contracts. While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the notes (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could, in any case, increase the likelihood that you will be required to accrue income over the term of an instrument such as the notes even though you will not receive any payments with respect to the notes until maturity. The outcome of this process is uncertain. You should consult your tax advisor as to the possible alternative treatments in respect of the notes.

PRS-9

Growth Securities Notes Linked to a Commodity Basket due April 24, 2017

Terms of the Notes (Continued)

Agent:	Wells Fargo Securities, LLC, acting as principal. The agent may resell the notes to other securities dealers at the original offering price of the notes less a concession not in excess of 0.25% of the original offering price of the notes.
Denominations:	$1,000 and any integral multiple of $1,000.
CUSIP:	94986RJM4

PRS-10

Growth Securities Notes Linked to a Commodity Basket due April 24, 2017

Risk Factors

Your investment in the notes will involve risks. You should carefully consider the risk factors set forth below as well as the other information contained in the prospectus supplement and prospectus, including the documents they incorporate by reference. As described in more detail below, the value of the notes may vary considerably before the stated maturity date due to events that are difficult to predict and are beyond our control. You should reach an investment decision only after you have carefully considered with your advisors the suitability of an investment in the notes in light of your particular circumstances.

If The Ending Level Is Less Than The Threshold Level, You Will Receive Less, And Possibly 80% Less, Than The Original Offering Price Of Your Notes At Maturity.

If the ending level is less than the threshold level, the redemption amount that you receive at stated maturity will be reduced by an amount equal to the decline in the level of the Basket to the extent it is below the threshold level (expressed as a percentage of the starting level). The threshold level is 80% of the starting level. As a result, you may receive less, and possibly 80% less, than the original offering price per note at maturity even if the value of the Basket is greater than or equal to the starting level or the threshold level at certain times during the term of the notes.

The Notes Are Subject To The Credit Risk Of Wells Fargo.

The notes are our obligations and are not, either directly or indirectly, an obligation of any third party, and any amounts payable under the notes are subject to our creditworthiness. As a result, our actual and perceived creditworthiness may affect the value of the notes and, in the event we were to default on our obligations, you may not receive any amounts owed to you under the terms of the notes.

The Inclusion Of The Agent Discount And Structuring And Development Costs In The Original Offering Price Of The Notes And Certain Hedging Costs Are Likely To Adversely Affect The Price At Which You Can Sell Your Notes.

Assuming no changes in market conditions or any other relevant factors, the price, if any, at which you may be able to sell the notes will likely be lower than the original offering price. The original offering price includes, and any price quoted to you is likely to exclude, the agent discount paid in connection with the initial distribution, structuring and development costs and offering expenses. In addition, any such price is also likely to reflect dealer discounts, mark-ups and other transaction costs, such as a discount to account for costs associated with establishing or unwinding any related hedge transaction. We expect such costs will include the projected profit that our hedge counterparty (which may be one of our affiliates) expects to realize in consideration for assuming the risks inherent in hedging our obligations under the notes. The price at which the agent or any other potential buyer may be willing to buy your notes will also be affected by the market and other conditions discussed in the next risk factor.

PRS-11

Growth Securities Notes Linked to a Commodity Basket due April 24, 2017

Risk Factors (Continued)

The Value Of The Notes Prior To Stated Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.

The value of the notes prior to stated maturity will be affected by supply and demand of the notes, the value of the Basket at that time, interest rates at that time and a number of other factors, some of which are interrelated in complex ways. The effect of any one factor may be offset or magnified by the effect of another factor. A change in a specific factor could have the following impacts on the value of the notes, assuming all other conditions remain constant. When we refer to the “value” of your note, we mean the value that you could receive for your note if you are able to sell it in the open market before the stated maturity date.

•

Basket Performance. The value of the notes prior to maturity will depend substantially on the value of the Basket. The price at which you will be able to sell the notes before stated maturity may be at a discount, which could be substantial, from their original offering price, if the value of the Basket at such time is less than, equal to or not sufficiently above its starting level.

•	Interest Rates. The value of the notes may be affected by changes in the interest rates in the U.S. markets.

•	Volatility Of The Basket. Volatility is the term used to describe the size and frequency of market fluctuations. The value of the notes may be affected if the volatility of the Basket changes.

•

Time Remaining To Maturity. The value of the notes may be affected by the time remaining to maturity. As a result of a “time premium,” the notes may have a value above that which would be expected based on the level of interest rates and the performance and value of the Basket at such time the longer the time remaining to maturity. A “time premium” results from expectations concerning the value of the Basket during the period prior to maturity of the notes. As the time remaining to the maturity of the notes decreases, this time premium will likely decrease and, depending on the value of the Basket at such time relative to the starting level, may adversely affect the value of the notes.

•

Our Credit Ratings, Financial Condition And Results Of Operation. Actual or anticipated changes in our credit ratings, financial condition or results of operation may affect the value of the notes. However, because the return on the notes is dependent upon factors in addition to our ability to pay our obligations under the notes, such as the value of the Basket, an improvement in our credit ratings, financial condition or results of operation will not reduce the other investment risks related to the notes.

You should understand that the impact of one of the factors specified above, such as a change in interest rates, may offset some or all of any change in the value of the notes attributable to another factor, such as a change in the value of the Basket.

We Do Not Expect A Trading Market For The Notes To Develop.

The notes will not be listed or displayed on any securities exchange or any automated quotation system. Although the agent and/or its affiliates may purchase the notes from holders, they are not obligated to do so and are not required to and do not intend to make a market for the notes. There can be no assurance that a secondary market will develop. Because we do not expect that any market makers will participate in a secondary market for the notes, the price at which you may be able to sell your notes is likely to depend on the price, if any, at which the agent is willing to buy your notes.

PRS-12

Growth Securities Notes Linked to a Commodity Basket due April 24, 2017

Risk Factors (Continued)

If a secondary market does exist, it may be limited. Accordingly, there may be a limited number of buyers if you decide to sell your notes prior to stated maturity. This may affect the price you receive upon such sale. Consequently, you should be willing to hold the notes to stated maturity.

The Settlement Price Of A Commodity May Change Unpredictably, Affecting The Value Of Your Notes In Unforeseeable Ways.

Trading in commodities is speculative and can be extremely volatile. The settlement price of a commodity may fluctuate rapidly based on numerous factors, including: changes in supply and demand relationships; weather and acts of nature; agricultural conditions; international trade conditions; fiscal, monetary and exchange control programs; domestic and foreign political and economic events and policies; disease; force majeure occurrences; increased exploration and enhanced production methods and other technological developments driven by increased commodity prices; changes in interest rates; speculation and trading activities in the commodities; and changes in exchange rates for the U.S. dollar (the currency in which the settlement prices for the commodities are quoted). These factors may affect the settlement price of a commodity and the value of your notes in varying ways.

The Valuation Of A Commodity May Not Be Consistent With Other Measures Of Value For Such Commodity.

The value of a commodity will be determined by reference to spot prices or futures contract prices of specified maturities for such commodity as quoted on specified exchanges. Such value will not necessarily be consistent with other valuations of the commodity, such as those as determined by reference to futures contracts on different exchanges, with different delivery points or with different maturities.

The Performance Of The Basket Components That Are Based On Futures Contracts May Differ From The Performance Of The Spot Prices Of The Relevant Commodities.

Four of the six basket components—crude oil futures, gasoline futures, corn futures and soybean futures—are based on the price of futures contracts on the relevant commodities, rather than on their spot prices. The price of a futures contract on a commodity reflects the expected value of the commodity upon delivery in the future, whereas the price of a physical commodity reflects the value of the commodity upon immediate delivery, which is referred to as the spot price. Several factors can result in differences between the price of a commodity futures contract and the spot price of a commodity, including the cost of storing the commodity for the length of the futures contract, interest costs related to financing the purchase of the commodity and expectations of supply and demand for the commodity. While changes in the price of a futures contract are usually correlated with the changes in the spot price of the relevant commodity, such correlation is not exact. In some cases, the performance of a futures contract on a commodity can deviate significantly from the spot price performance of the commodity, especially over longer periods of time. Accordingly, the component returns of the basket components that are based on futures contracts may be less than they would be if they reflected the spot price return of the relevant commodities.

Changes In The Value Of One Or More Basket Components May Offset Each Other.

Price movements in the basket components may not correlate with each other. Even if the settlement price of one or more of the basket components increases, the settlement price of one or more of the other basket components

PRS-13

Growth Securities Notes Linked to a Commodity Basket due April 24, 2017

Risk Factors (Continued)

may not increase as much or may even decline in value. Therefore, in calculating the ending level of the Basket, increases in the settlement price of one or more of the basket components may be moderated, or wholly offset, by lesser increases or declines in the settlement price of one or more of the other basket components. You cannot predict the future performance of any basket components or the Basket as a whole, or whether increases in the settlement prices of any of the basket components will be offset by decreases in the settlement prices of the other basket components, based on their historical performance.

Suspensions, Limitations Or Disruptions Of Market Trading In The Commodity And Related Futures Markets And The Rules Of Trading Facilities In Such Markets May Adversely Affect The Value Of The Notes.

The commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in futures contract prices that may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.” Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices. These circumstances could adversely affect the settlement price of a commodity and, therefore, the value of your notes.

The settlement price for each of copper and nickel will be derived from principals’ markets which operate in a manner more closely analogous to the over-the-counter physical commodity markets than the futures markets, and certain features of U.S. futures markets are not present in the context of trading on such principals’ markets. For example, there are no daily price limits, which would otherwise restrict the extent of daily fluctuations in the prices of such commodities in such markets. In a declining market, therefore, it is possible that prices would continue to decline without limitation within a trading day or over a period of trading days. In addition, depending on the underlying commodity, contracts traded on the LME call for daily delivery from one day to three months following the date of the applicable contract and for monthly delivery from the seventh month following the date of the applicable contract up to 63 months following the date of the applicable contract. This is in contrast to contracts traded on futures exchanges, which call for delivery in stated delivery months. As a result, there may be greater risk of a concentration of positions in LME contracts on particular delivery dates, which in turn could cause temporary aberrations in the prices for LME contracts for certain delivery dates. If such aberrations occur with respect to the LME contracts for copper or nickel, the settlement price of copper or nickel, as applicable, could be adversely affected.

Possible Regulatory Changes Could Adversely Affect The Return On And Value Of Your Notes.

U.S. regulatory agencies are currently considering and are expected to soon enact rules that may substantially affect the regulation of the commodity and futures markets. Although the final form of any new rules has not yet been determined, it is likely that such rules will limit the ability of market participants to participate in the commodity and futures markets to the extent and at the levels that they have in the past and may have the effect of reducing liquidity in these markets and changing the structure of the markets in other ways. In addition, these regulatory changes will likely increase the level of regulation of markets and market participants and the costs of participating in the commodities and futures markets. These changes could impact the ending level and volatility of the Basket which could in turn adversely affect the return on and the value of your notes.

PRS-14

Growth Securities Notes Linked to a Commodity Basket due April 24, 2017

Risk Factors (Continued)

An Investment In The Notes May Be Subject To Risks Associated With Foreign Commodity Exchanges.

You should be aware that investments in commodities that trade on foreign commodity exchanges involve particular risks. Foreign commodity exchanges may be less regulated than U.S. commodity exchanges, and certain foreign commodities markets may be more susceptible to disruption due to the absence of government regulation. Trading on foreign commodity exchanges is also subject to exchange rate risk relative to the U.S. dollar, exchange controls, expropriations, taxation policies, moratoriums and political or diplomatic events.

The Settlement Price Of A Commodity And The Value Of The Notes May Be Affected By Currency Exchange Fluctuations.

The settlement price for the commodities will be quoted in U.S. dollars or cents, as applicable. As a result, appreciation of the U.S. dollar will increase the relative cost of such commodities for foreign consumers, thereby reducing demand for such commodities and affecting the settlement price of such commodities. As a result, the settlement price of the commodities and an investment in the notes may be adversely affected by changes in exchange rates between the U.S. dollar and foreign currencies. In recent years, rates of exchange between the U.S. dollar and various foreign currencies have been highly volatile and this volatility may continue in the future. However, fluctuations in any particular exchange rate that have occurred in the past are not necessarily indicative of fluctuations that may occur during the term of the notes.

Changes In Exchange Methodology Or Changes In Law Or Regulations May Affect The Value Of The Notes Prior To Maturity And The Amount You Receive At Maturity.

The settlement price of a commodity may be determined by reference to the price of that commodity as determined by the applicable exchange. An exchange may from to time change any rule or bylaw or take emergency action under its rules, any of which could affect such settlement price. Any such change which causes a decrease in such settlement price could adversely affect the value of the notes and the redemption amount. In addition, prices of commodities and commodity futures contracts could be adversely affected by the promulgation of new laws or regulations or by the reinterpretation of existing laws or regulations (including, without limitation, those related to taxes and duties on commodities or commodity components) by one or more governments, governmental agencies or instrumentalities, courts or other official bodies. Any such event could adversely affect the settlement price of a commodity, the value of the notes and the redemption amount.

Your Return On The Notes Could Be Less Than If You Owned The Commodities Included In The Basket.

Your return on the notes will not reflect the return you would realize if you actually purchased the commodities in the Basket. You will not have any ownership interest or rights in any commodities included in the Basket.

Historical Settlement Prices Of A Commodity Should Not Be Taken As An Indication Of The Future Performance Of The Commodity During The Term Of The Notes.

The actual performance of a commodity over the term of the notes, as well as the redemption amount, may bear little relation to the historical performance of the commodity. The settlement price of a commodity will be influenced by complex and interrelated political, economic, financial, military and other factors that can affect the markets in which the commodity is traded and the value of that commodity itself. As a result, it is impossible to predict whether the settlement price of a commodity will rise or fall during the term of the notes.

PRS-15

Growth Securities Notes Linked to a Commodity Basket due April 24, 2017

Risk Factors (Continued)

You Must Rely On Your Own Evaluation Of The Merits Of An Investment Linked To A Commodity.

In the ordinary course of business, we and our affiliates may from time to time express views on expected movements in the price of a commodity. These views are sometimes communicated to clients who participate in the commodities markets. However, these views, depending upon worldwide economic, political and other developments, may vary over differing time horizons and are subject to change. Moreover, other professionals who deal in the commodities markets may at any time have significantly different views from those expressed by us or our affiliates. For reasons such as these, we believe that most investors in the commodities markets derive information concerning those markets from multiple sources. In connection with your purchase of the notes, you should investigate the commodities markets and not rely on views which may be expressed by us or our affiliates in the ordinary course of business with respect to future commodity price movements.

You should make such investigation as you deem appropriate as to the merits of an investment linked to a commodity. Neither the offering of the notes nor any views which may from time to time be expressed by us or our affiliates in the ordinary course of business with respect to future price movements of a commodity constitutes a recommendation as to the merits of an investment in the notes.

Holders Of The Notes Will Not Benefit From The Regulatory Protections Of The Commodity Futures Trading Commission Or Any Non-U.S. Regulatory Authority.

The notes are our direct obligations. The net proceeds to be received by us from the sale of the notes will not be used to purchase or sell futures contracts or options on futures contracts on a commodity for the benefit of the holders of notes. An investment in the notes does not constitute an investment in futures contracts or options on futures contracts, and holders of the notes will not benefit from the regulatory protections of the Commodity Futures Trading Commission (the “CFTC”) afforded to persons who trade in such contracts.

Unlike an investment in the notes, an investment in a collective investment vehicle that invests in futures contracts on behalf of its participants may be subject to regulation as a commodity pool and its operator may be required to be registered with and regulated by the CFTC as a “commodity pool operator” (“CPO”), or qualify for an exemption from the registration requirement. Because the notes are not interests in a commodity pool, the notes will not be regulated by the CFTC as a commodity pool, we will not be registered with the CFTC as a CPO, and holders of the notes will not benefit from the CFTC’s or any non-U.S. regulatory authority’s regulatory protections afforded to persons who invest in regulated commodity pools.

The Calculation Agent Can Postpone The Stated Maturity Date If A Market Disruption Event Occurs.

The determination of the ending level may be postponed if the calculation agent determines that a market disruption event has occurred or is continuing on the calculation day. If such a postponement occurs, the stated maturity date will be postponed until the later of (i) three business days after the ending level is determined and (ii) the initial stated maturity date.

Potential Conflicts Of Interest Could Arise.

One of our affiliates will be the calculation agent for purposes of determining, among other things, the starting level and the ending level, calculating the redemption amount, determining whether adjustments should be made

PRS-16

Growth Securities Notes Linked to a Commodity Basket due April 24, 2017

Risk Factors (Continued)

to the ending level and determining whether a market disruption event has occurred. The calculation agent will also select a successor quotation source for a basket component if quotation of the settlement price for such basket component is discontinued or, if no successor quotation source is available, determine the settlement price of such basket component. As a result, even though the calculation agent will exercise its judgment in good faith when performing its functions, potential conflicts of interest may exist between the calculation agent and you. In addition, some of our activities in connection with hedging our obligations under the notes and other business activities may create conflicts of interest as discussed in the next risk factor.

Trading And Other Transactions By Us Or Our Affiliates Could Affect The Value Of The Basket, Prices Of Commodities Included In The Basket Or The Value Of The Notes.

From time to time, as part of our general financial risk management, we or one or more of our affiliates may fully or partially hedge our obligations under the notes. Pursuant to such hedging activities, we or one or more of our affiliates may acquire commodities included in the Basket or listed or over-the-counter derivative or synthetic instruments related to such commodities. Depending upon, among other things, future market conditions, the aggregate amount and the composition of our positions are likely to vary over time.

To the extent that we or one or more of our affiliates has a long hedge position in any of the commodities included in the Basket, or derivative or synthetic instruments related to those commodities, we or one or more of our affiliates may liquidate a portion of such holdings at or about the time of the maturity of the notes. Certain activity by us or one or more of our affiliates described above can potentially increase or decrease the prices of a commodity included in the Basket and, accordingly, increase or decrease the value of the Basket. Although we have no reason to believe that any of those activities will have a material impact on the value of the Basket, these activities could have such an effect. Profits or losses from any of our positions discussed above cannot be ascertained until the position is closed out and any offsetting position or positions are taken into account.

We or one or more of our affiliates may also engage in trading in the commodities included in the Basket and other investments relating to such commodities on a regular basis as part of our or their general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. Any of these activities could adversely affect the settlement prices of such commodities and, therefore, the value of the notes.

In addition, we or one or more of our affiliates may purchase or otherwise acquire a long or short position in the notes from time to time and may, in our or their sole discretion, hold or resell those notes. We or one or more of our affiliates may also take positions in other types of appropriate financial instruments that may become available in the future. You should note that if we or one or more of our affiliates take any such position at any time, it is possible that we or one or more of our affiliates could receive substantial returns with respect to those positions while the value of your notes may decline.

We or one or more of our affiliates may also issue, underwrite or assist unaffiliated entities in the issuance or underwriting of other securities or financial instruments with returns linked to the Basket. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the value of the notes.

PRS-17

Growth Securities Notes Linked to a Commodity Basket due April 24, 2017

Risk Factors (Continued)

Significant Aspects Of The Tax Treatment Of The Notes Are Uncertain.

The United States federal income tax consequences of your investment in the notes are uncertain. We do not plan to request a ruling from the IRS regarding the tax treatment of the notes, and the IRS or a court may not agree with the tax treatment described in this pricing supplement. See “United States Federal Income Tax Considerations” below. You should consult your tax advisor about your own tax situation.

The tax consequences of an investment in your notes are uncertain, both as to the timing and character of any inclusion in income in respect of your notes. Because there is no authority that specifically addresses the United States federal income tax treatment of the notes, it is possible that your notes could be treated for United States federal income tax purposes in a manner that differs significantly from the treatment described in this pricing supplement. We urge you to read the discussion entitled “United States Federal Income Tax Considerations” below on page PRS-40 for a more detailed discussion of tax considerations applicable to your notes, and we also urge you to discuss the tax consequences of your investment in the notes with your tax advisor.

In 2007, the IRS released a notice that may affect the taxation of holders of the notes. According to the notice, the IRS and the Treasury Department are actively considering, among other things, whether holders of instruments such as the notes should be required to accrue ordinary income on a current basis, whether additional gain or loss upon the sale or maturity of such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Code should be applied to such instruments. Similarly, the IRS and the Treasury Department have current projects open with regard to the tax treatment of prepaid forward contracts, contingent notional principal contracts and other derivative contracts. While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the notes (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could, in any case, increase the likelihood that you will be required to accrue income over the term of an instrument such as the notes even though you will not receive any payments with respect to the notes until maturity. The outcome of this process is uncertain. You should consult your tax advisor as to the possible alternative treatments in respect of the notes.

Moreover, in 2007, legislation was introduced in Congress that, if enacted, would have required holders of notes purchased after the bill was enacted to accrue interest income over the term of the notes despite the fact that there will be no interest payments over the term of the notes. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your notes.

There Are Risks Associated With Each Of The Basket Components.

Crude Oil.

Oil prices fluctuate widely. They are affected by numerous factors in addition to economic activity. These include weather, political events, discoveries of new reserves, labor activity, and, especially, direct government intervention such as embargos (and releases thereof), and supply disruptions (and restorations thereof) in major producing or consuming regions such as the Middle East, the United States, Latin America, China and Russia. Such events tend to affect oil prices worldwide, regardless of the location of the event. The outcome of meetings of the Organization of Petroleum Exporting Countries (OPEC) can particularly affect world oil supply and oil prices. Oil prices could also be affected by any decision by OPEC to quote oil prices in a currency other than

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Growth Securities Notes Linked to a Commodity Basket due April 24, 2017

Risk Factors (Continued)

U.S. dollars (such as Euros), which could decrease liquidity in the first nearby month futures contract, and thereby affect the value of such futures contract. Market expectations about these events and speculative activity may also cause prices to fluctuate.

While short term demand/supply responsiveness to oil price changes can be limited due to short term constraints or stockpiling, generally oil demand and supply adjust to oil prices over time. Oil prices are also affected by factors such as interest rates, money supply, global economic trends, geopolitical events and speculation. All of these factors could adversely affect the settlement price of crude oil.

Furthermore, a significant proportion of world oil production capacity is controlled by a small number of producers, and such producers have in the past implemented curtailments of output and trade. Such efforts at supply curtailment (or the cessation thereof) could affect the settlement price of crude oil. Oil’s major end-use as a refined product is as a transport fuel, industrial fuel and in-home heating fuel. Potential for substitution exists in most areas. The development of a substitute product or transport fuel could adversely affect the settlement price of crude oil.

The supply of and demand for oil influence the price of oil in the medium-to-longer term. In the event of sudden disruptions in the supplies of oil, such as those caused by war, accidents, weather or acts of terrorism, prices of oil futures contracts and, consequently, the settlement price of crude oil, could become extremely volatile and unpredictable. Also, sudden and dramatic declines in futures contract prices may occur, for example, upon a cessation of hostilities that may exist in countries producing oil, the discovery of significant additional sources or reserves of oil, the introduction of new or previously withheld supplies into the market (e.g., oil from Iraq) or the introduction of substitute products or commodities. Any such declines could have a significant adverse effect on the settlement price of crude oil. In addition, the price of oil has on occasion been subject to very rapid and significant short-term changes due to speculative activities. Such volatility could lead some investors in oil futures contracts to withdraw from the applicable futures markets, which could adversely affect the liquidity of such markets and could adversely affect the settlement price of crude oil.

Gasoline.

Since gasoline is a refined product of crude oil, the price of gasoline tends to be affected by the same macroeconomic factors that affect the price of crude oil. For a description of these risks, see “—Crude Oil” above. In addition, gasoline prices are affected by seasonal demands for different formulations of gasoline, the level of refinery capacity and the governmental regulation of the refining process.

Corn.

Corn prices are primarily affected by weather and crop growing conditions generally and the global demand for and supply of corn, but are also influenced by speculative actions and by currency exchange rates. The demand for corn is in part linked to the development of industrial and energy uses for corn. This includes the use of corn in the production of ethanol. The demand for corn is also affected by the demand from the pork, beef and poultry sectors, which use corn for feed. Adverse events in those industries will lessen the demand for corn. For example, if avian flu were to have a negative effect on world poultry markets, the demand for corn might decrease. In addition, prices for corn are affected by governmental and intergovernmental programs and policies regarding trade, agriculture and energy, specifically, and fiscal and monetary issues, more generally. Extrinsic factors such

PRS-19

Growth Securities Notes Linked to a Commodity Basket due April 24, 2017

Risk Factors (Continued)

as natural disasters, pestilence, scientific developments, wars and political and civil upheavals also affect corn prices. The United States, Brazil and China are the three biggest suppliers of corn crops.

Soybeans.

Soybean prices are primarily affected by weather and crop growing conditions generally and the global demand for and supply of soybeans. In addition, prices for soybeans are affected by governmental and intergovernmental programs and policies regarding trade, agriculture and energy, specifically, and fiscal and monetary issues, more generally. Soy biodiesel, animal agriculture, edible soybean oil and new industrial uses are examples of major areas that may impact worldwide soybean demand. Such alternative uses may be dependent on governmental action, such as subsidies or tariffs, and technological innovation. Extrinsic factors such as natural disasters, pestilence, scientific developments, wars and political and civil upheavals also affect soybean prices. The United States, Argentina and Brazil are the three biggest suppliers of soybean crops.

Copper.

The price of copper is primarily affected by the global demand for and supply of copper, but is also influenced by speculative actions and by currency exchange rates. Demand for copper is significantly influenced by the level of global industrial economic activity. Industrial sectors which are particularly important include the electrical and construction sectors. Continued or increased weakness in those sectors may adversely affect the price of copper. In recent years demand has been supported by strong consumption from newly industrializing countries, which continue to be in a copper-intensive period of economic growth as they develop their infrastructure. Any change in these conditions may result in a decrease in the price of copper. An additional, but highly volatile, component of demand is adjustments to inventory in response to changes in economic activity and/or pricing levels. There are substitutes for copper and their availability and price also affects the demand for copper.

Apart from the United States, Canada and Australia, the majority of copper concentrate supply (the raw material) comes from countries that have experienced political instability and upheaval and, as a result, copper supply has been affected by strikes, financial problems and terrorist activity in recent years. Any improvement in such conditions may result in a decrease in the price of copper. The supply of copper is also affected by current and previous price levels, which influence investment decisions in new smelters.

Nickel.

The price of nickel is primarily affected by the global demand for and supply of nickel, but is also influenced by speculative actions and by currency exchange rates. Demand for nickel is significantly influenced by the level of global industrial economic activity. The stainless steel industrial sector is particularly important given that the use of nickel in the manufacture of stainless steel accounts for a significant percentage of world-wide nickel demand. Any reduction of growth in the production of stainless steel will reduce nickel demand as will reductions to inventory in response to changes in economic activity and/or pricing levels, and these factors can adversely affect nickel prices. There are substitutes for nickel and their availability and price also affects demand for nickel. In addition, the nickel alloy process used in stainless steel production also requires a large amount of energy. As a result, nickel prices may be negatively influenced by high global energy prices.

PRS-20

Growth Securities Notes Linked to a Commodity Basket due April 24, 2017

Risk Factors (Continued)

The supply of nickel is also affected by current and previous price levels, which influence investment decisions in new mines and smelters.

The world’s largest nickel producers are Canada and Russia. Since Russia produces a significant amount of world nickel production and has significant nickel reserves, nickel supply and hence nickel prices will be influenced by Russia’s political and economic stability.

PRS-21

Growth Securities Notes Linked to a Commodity Basket due April 24, 2017

Determining Payment at Stated Maturity

On the stated maturity date, you will receive a cash payment per $1,000 note (the redemption amount) calculated as follows:

PRS-22

Growth Securities Notes Linked to a Commodity Basket due April 24, 2017

Hypothetical Payout Profile

The following profile is based on a participation rate of 158%. This graph has been prepared for purposes of illustration only. Your actual return will depend on the actual ending level and the term of your investment.

PRS-23

Growth Securities Notes Linked to a Commodity Basket due April 24, 2017

Hypothetical Payments at Stated Maturity

Set forth below are four examples of payment at stated maturity calculations (rounded to two decimal places), assuming component returns as indicated in the examples.

Example 1. Redemption amount is greater than the original offering price:

	Crude Oil	Gasoline	Corn	Soybeans	Copper	Nickel
Initial Component Price	118.78	3.2340	616.75	1425.75	8100.50	17755.00
Final Component Price	136.85	3.8624	683.48	1589.85	9121.97	20153.70
Component Return	15.21%	19.43%	10.82%	11.51%	12.61%	13.51%

Based on the component returns set forth above, the ending level would equal:

100 x [1 + (16.67% x 15.21%) + (16.67% x 19.43%) + (16.67% x 10.82%) + (16.67% x 11.51%) +

(16.66% x 12.61%) + (16.66% x 13.51%)] = 113.85

Since the ending level is greater than the starting level, the redemption amount would equal:

$1,000 +	$1,000	x	113.85 – 100	x 158%	= $	1,218.83
100

On the stated maturity date you would receive $1,218.83 per $1,000 note.

Example 2. Redemption amount is greater than the original offering price:

	Crude Oil	Gasoline	Corn	Soybeans	Copper	Nickel
Initial Component Price	118.78	3.2340	616.75	1425.75	8100.50	17755.00
Final Component Price	168.23	4.5163	929.13	2218.75	11799.19	28539.39
Component Return	41.63%	39.65%	50.65%	55.62%	45.66%	60.74%

Based on the component returns set forth above, the ending level would equal:

100 x [1 + (16.67% x 41.63%) + (16.67% x 39.65%) + (16.67% x 50.65%) + (16.67% x 55.62%) +

(16.66% x 45.66%) + (16.66% x 60.74%)] = 148.99

Since the ending level is greater than the starting level, the redemption amount would equal:

$1,000	+	$1,000	x	148.99 – 100	x 158%	= $	1,774.04
100

On the stated maturity date you would receive $1,774.04 per $1,000 note.

PRS-24

Growth Securities Notes Linked to a Commodity Basket due April 24, 2017

Hypothetical Payments at Stated Maturity (Continued)

Example 3. Redemption amount is equal to the original offering price:

	Crude Oil	Gasoline	Corn	Soybeans	Copper	Nickel
Initial Component Price	118.78	3.2340	616.75	1425.75	8100.50	17755.00
Final Component Price	100.73	3.0332	553.59	1216.88	6805.23	14797.02
Component Return	-15.20%	-6.21%	-10.24%	-14.65%	-15.99%	-16.66%

Based on the component returns set forth above, the ending level would equal:

100 x [1 + (16.67% x -15.20%) + (16.67% x -6.21%) + (16.67% x -10.24%) + (16.67% x -14.65%) +

(16.66% x -15.99%) + (16.66% x -16.66%)] = 86.84

Since the ending level is less than the starting level, but not by more than 20%, you would not lose any of the offering price of your notes.

On the stated maturity date you would receive $1,000 per $1,000 note.

Example 4. Redemption amount is less than the original offering price:

	Crude Oil	Gasoline	Corn	Soybeans	Copper	Nickel
Initial Component Price	118.78	3.2340	616.75	1425.75	8100.50	17755.00
Final Component Price	76.90	2.0164	492.04	994.46	4842.48	14141.86
Component Return	-35.26%	-37.65%	-20.22%	-30.25%	-40.22%	-20.35%

Based on the component returns set forth above, the ending level would equal:

100 x [1 + (16.67% x -35.26%) + (16.67% x -37.65%) + (16.67% x -20.22%) + (16.67% x -30.25%) +

(16.66% x -40.22%) + (16.66% x -20.35%)] = 69.34

Since the ending level is less than the starting level by more than 20%, you would lose a portion of the original offering price of your notes and receive the redemption amount equal to:

$1,000 –	$1,000	x	80 – 69.34	= $	893.40
100

On the stated maturity date you would receive $893.40 per $1,000 note.

To the extent that the component returns and the ending level differ from the values assumed above, the results indicated above would be different.

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Growth Securities Notes Linked to a Commodity Basket due April 24, 2017

Hypothetical Returns

The following table illustrates, for a range of hypothetical ending levels of the Basket:

•	the hypothetical percentage change from the starting level to the hypothetical ending level;

•	the hypothetical redemption amount payable at stated maturity per $1,000 note;

•	the hypothetical total pre-tax rate of return; and

•	the hypothetical pre-tax annualized rate of return.

Hypothetical ending level	Hypothetical percentage change from the starting level to the hypothetical ending level	Hypothetical redemption amount payable at stated maturity per $1,000 note	Hypothetical pre-tax total rate of return	Hypothetical pre-tax annualized rate of return(1)
180.00	80.00%	$2,264.00	126.40%	17.02%
160.00	60.00%	$1,948.00	94.80%	13.78%
150.00	50.00%	$1,790.00	79.00%	11.98%
140.00	40.00%	$1,632.00	63.20%	10.03%
120.00	20.00%	$1,316.00	31.60%	5.56%
110.00	10.00%	$1,158.00	15.80%	2.95%
100.00(2)	0.00%	$1,000.00	0.00%	0.00%
90.00	-10.00%	$1,000.00	0.00%	0.00%
85.00	-15.00%	$1,000.00	0.00%	0.00%
80.00	-20.00%	$1,000.00	0.00%	0.00%
79.00	-21.00%	$ 990.00	-1.00%	-0.20%
70.00	-30.00%	$ 900.00	-10.00%	-2.10%
60.00	-40.00%	$ 800.00	-20.00%	-4.41%
50.00	-50.00%	$ 700.00	-30.00%	-7.00%
25.00	-75.00%	$ 450.00	-55.00%	-15.34%
0.00	-100.00%	$ 200.00	-80.00%	-29.72%

(1)	The annualized rates of return are calculated on a semi-annual bond equivalent basis.
(2)	The starting level.

The above figures are for purposes of illustration only and may have been rounded for ease of analysis. The actual amount you receive at stated maturity and the resulting pre-tax rates of return will depend on the actual ending level.

PRS-26

Growth Securities Notes Linked to a Commodity Basket due April 24, 2017

The Basket

The Basket will represent a weighted portfolio of the following six basket components, with the return of each basket component having the weighting noted parenthetically: crude oil futures (16.67%); gasoline futures (16.67%); corn futures (16.67%); soybean futures (16.67%); copper (16.66%); and nickel (16.66%). The value of the Basket will increase or decrease depending upon the performance of the basket components. For more information regarding the basket components, see “Crude Oil,” “Gasoline,” “Corn,” “Soybeans,” “Copper,” and “Nickel.” The Basket does not reflect the performance of all commodities markets.

While historical information on the value of the Basket does not exist for dates prior to the pricing date, the following graph sets forth the hypothetical historical daily levels of the Basket for the period from January 1, 2002 to April 17, 2012, assuming that the Basket was constructed on January 1, 2002 with a starting level of 100 and that each of the basket components had the applicable weighting as of such day. We obtained the settlement prices and other information used by us in order to create the graph below from Bloomberg Financial Markets (“Bloomberg”). We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg.

The hypothetical historical basket values, as calculated solely for the purposes of the offering of the notes, fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the value of the Basket during any period shown below is not an indication that the percentage change in the value of the Basket is more likely to be positive or negative during the term of the notes. The hypothetical historical values do not give an indication of future values of the Basket.

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Growth Securities Notes Linked to a Commodity Basket due April 24, 2017

Crude Oil

The settlement price of crude oil futures on any day will be determined by reference to the official settlement price per barrel of the first nearby month futures contract for ICE Brent crude oil, expressed in U.S. dollars per barrel traded on the ICE, as made public by the ICE. The futures contract for Brent crude oil was introduced in 1988. The delivery point of Brent crude oil underlying the contract is Sullom Voe, Scotland.

ICE operates regulated exchanges, trading platforms and clearing houses serving global markets for agriculture, credit, currency, emissions, energy and equity index markets. ICE operates three futures exchanges: London-based ICE Futures Europe, which hosts trading in crude and refined oil futures contracts; and New York-based ICE Futures U.S. and ICE Futures Canada, each of which hosts trading in agriculture, currency and Russell Index futures and options contracts. ICE products trade electronically on the Intercontinental Exchange platform alongside with its traditional open outcry market platform.

We obtained the settlement prices listed below from Bloomberg. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg.

The following graph sets forth daily settlement prices of crude oil futures for the period from January 1, 2002 to April 17, 2012. The settlement price on April 17, 2012 was $118.78.

PRS-28

Growth Securities Notes Linked to a Commodity Basket due April 24, 2017

Crude Oil (Continued)

The following table sets forth the high and low settlement prices, as well as end-of-period settlement prices, of crude oil futures for each quarter in the period from January 1, 2002 through March 31, 2012 and for the period from April 1, 2012 to April 17, 2012.

	High	Low	Last
2002
First Quarter	$25.92	$18.41	$25.92
Second Quarter	$27.66	$23.30	$25.58
Third Quarter	$29.13	$24.89	$28.75
Fourth Quarter	$30.16	$22.70	$28.66
2003
First Quarter	$34.10	$24.35	$27.18
Second Quarter	$28.39	$23.26	$28.33
Third Quarter	$30.25	$25.32	$27.61
Fourth Quarter	$31.11	$27.10	$30.17
2004
First Quarter	$33.80	$28.83	$31.51
Second Quarter	$39.08	$30.21	$34.50
Third Quarter	$46.45	$35.92	$46.38
Fourth Quarter	$51.56	$37.38	$40.46
2005
First Quarter	$55.65	$40.51	$54.29
Second Quarter	$59.30	$47.88	$55.58
Third Quarter	$67.72	$55.72	$63.48
Fourth Quarter	$62.80	$54.05	$58.98
2006
First Quarter	$66.59	$58.15	$65.91
Second Quarter	$74.64	$66.39	$73.51
Third Quarter	$78.30	$60.12	$62.48
Fourth Quarter	$64.62	$57.87	$60.86
2007
First Quarter	$68.10	$51.70	$68.10
Second Quarter	$72.18	$64.44	$71.41
Third Quarter	$80.03	$68.69	$79.17
Fourth Quarter	$95.76	$76.58	$93.85
2008
First Quarter	$107.55	$86.62	$100.30
Second Quarter	$140.31	$100.17	$139.83
Third Quarter	$146.08	$89.22	$98.17
Fourth Quarter	$95.33	$36.61	$45.59
2009
First Quarter	$53.50	$39.55	$49.23
Second Quarter	$71.79	$48.44	$69.30
Third Quarter	$75.51	$60.43	$69.07
Fourth Quarter	$79.69	$67.20	$77.93
2010
First Quarter	$82.70	$69.59	$82.70
Second Quarter	$88.94	$69.55	$75.01
Third Quarter	$82.68	$71.45	$82.31
Fourth Quarter	$94.75	$81.10	$94.75
2011
First Quarter	$117.36	$93.33	$117.36
Second Quarter	$126.65	$105.12	$112.48
Third Quarter	$118.78	$102.57	$102.76
Fourth Quarter	$115.00	$99.79	$107.38
2012
First Quarter	$126.22	$109.81	$122.88
April 1, 2012 to April 17, 2012	$125.43	$118.68	$118.78

PRS-29

Growth Securities Notes Linked to a Commodity Basket due April 24, 2017

Gasoline

The settlement price of gasoline futures on any day will be determined by reference to the official settlement price per gallon of the first nearby month futures contract for NYMEX RBOB gasoline, expressed in U.S. dollars per gallon traded on the NYMEX, as made public by the NYMEX. The futures contract for RBOB gasoline was introduced in 2005 and is used to price non-oxygenated gasoline blend-stock ready for the addition of 10% ethanol. The delivery point underlying the contract is F.O.B. from the seller’s facility in New York harbor ex-shore.

The NYMEX, the world’s largest physical commodity futures and options exchange, was founded more than 130 years ago. The NYMEX provides a regulated marketplace where industry participants use futures and options to minimize their price exposure in the physical energy market. The NYMEX conducts trading in its futures contracts through an open-outcry trading floor during the trading day and after hours through an internet-based electronic platform.

We obtained the settlement prices listed below from Bloomberg. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg. Due to the fact that the settlement price for RBOB gasoline is not available for periods prior to October 4, 2005, the historical settlement price information below for RBOB gasoline for periods prior to October 4, 2005 is based on the futures contract settlement prices for the NYMEX Gasoline NY Unleaded (the predecessor to the NYMEX RBOB gasoline futures contract) as published on Bloomberg page HU1.

The following graph sets forth daily settlement prices of gasoline futures for the period from January 1, 2002 to April 17, 2012. The settlement price on April 17, 2012 was $3.2340.

PRS-30

Growth Securities Notes Linked to a Commodity Basket due April 24, 2017

Gasoline (Continued)

The following table sets forth the high and low settlement prices, as well as end-of-period settlement prices, of gasoline futures for each quarter in the period from January 1, 2002 through March 31, 2012 and for the period from April 1, 2012 to April 17, 2012.

	High	Low	Last
2002
First Quarter	$0.8336	$0.5361	$0.8249
Second Quarter	$0.8698	$0.7296	$0.7938
Third Quarter	$0.8561	$0.7452	$0.8135
Fourth Quarter	$0.9325	$0.6854	$0.8648
2003
First Quarter	$1.1567	$0.8351	$0.9444
Second Quarter	$0.9341	$0.7678	$0.8699
Third Quarter	$1.1163	$0.7870	$0.8865
Fourth Quarter	$0.9497	$0.7840	$0.9492
2004
First Quarter	$1.1577	$0.9329	$1.1244
Second Quarter	$1.4578	$1.0585	$1.1562
Third Quarter	$1.3579	$1.1288	$1.3444
Fourth Quarter	$1.4376	$1.0412	$1.0887
2005
First Quarter	$1.6549	$1.1317	$1.6549
Second Quarter	$1.7310	$1.3985	$1.5721
Third Quarter	$2.6145	$1.6473	$2.1381
Fourth Quarter	$1.8888	$1.4806	$1.7400
2006
First Quarter	$2.0805	$1.4310	$2.0645
Second Quarter	$2.4895	$2.0512	$2.3931
Third Quarter	$2.4308	$1.4929	$1.5632
Fourth Quarter	$1.7106	$1.4466	$1.6021
2007
First Quarter	$2.1355	$1.3553	$2.1115
Second Quarter	$2.4405	$2.0177	$2.2942
Third Quarter	$2.3694	$1.8637	$2.0683
Fourth Quarter	$2.4962	$1.9813	$2.4758
2008
First Quarter	$2.7429	$2.2399	$2.6163
Second Quarter	$3.5480	$2.6392	$3.5015
Third Quarter	$3.5710	$2.3970	$2.4847
Fourth Quarter	$2.3600	$0.7927	$1.0082
2009
First Quarter	$1.5311	$1.0433	$1.4000
Second Quarter	$2.0711	$1.3717	$1.8972
Third Quarter	$2.0693	$1.6205	$1.7259
Fourth Quarter	$2.0705	$1.7203	$2.0525
2010
First Quarter	$2.3100	$1.8864	$2.3100
Second Quarter	$2.4351	$1.9308	$2.0606
Third Quarter	$2.1935	$1.8494	$2.0448
Fourth Quarter	$2.4532	$2.0410	$2.4532
2011
First Quarter	$3.1076	$2.3427	$3.1076
Second Quarter	$3.4648	$2.7766	$3.0316
Third Quarter	$3.1536	$2.5547	$2.6260
Fourth Quarter	$2.8247	$2.4489	$2.6863
2012
First Quarter	$3.4166	$2.7313	$3.3899
April 1, 2012 to April 17, 2012	$3.3954	$3.2340	$3.2340

PRS-31

Growth Securities Notes Linked to a Commodity Basket due April 24, 2017

Corn

The settlement price of corn futures on any day will be determined by reference to the official settlement price per bushel of deliverable-grade corn of the first nearby month futures contract (or in the case of any trading day after the date of the last trade of the options contract (if there is more than one options contract, then the options contract with the latest date) pertaining to the first nearby month futures contract, the second nearby month futures contract), expressed in U.S. cents per bushel traded on the CBOT, as made public by the CBOT.

The CBOT, established in 1848, is a futures and futures-options exchange. In its early history, the CBOT traded only agricultural commodities such as corn, wheat, oats and soybeans. Futures contracts at the exchange evolved to include non-storable agricultural commodities and non-agricultural products. South American soybean futures and ethanol futures, the exchange’s newest products, were introduced in 2005 in response to shifting trends in the global agricultural economy.

We obtained the settlement prices listed below from Bloomberg. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg.

The following graph sets forth daily settlement prices of corn futures for the period from January 1, 2002 to April 17, 2012. The settlement price on April 17, 2012 was 616.75¢.

PRS-32

Growth Securities Notes Linked to a Commodity Basket due April 24, 2017

Corn (Continued)

The following table sets forth the high and low settlement prices, as well as end-of-period settlement prices, of corn futures for each quarter in the period from January 1, 2002 through March 31, 2012 and for the period from April 1, 2012 to April 17, 2012.

	High		Low		Last
2002
First Quarter	214.75	¢	202.50	¢	202.50	¢
Second Quarter	233.75	¢	196.00	¢	233.00	¢
Third Quarter	292.50	¢	222.50	¢	251.50	¢
Fourth Quarter	260.00	¢	235.75	¢	235.75	¢
2003
First Quarter	245.25	¢	227.75	¢	236.50	¢
Second Quarter	255.75	¢	223.75	¢	223.75	¢
Third Quarter	247.00	¢	205.50	¢	220.25	¢
Fourth Quarter	253.50	¢	213.75	¢	246.00	¢
2004
First Quarter	320.00	¢	250.00	¢	320.00	¢
Second Quarter	330.50	¢	262.50	¢	262.50	¢
Third Quarter	263.00	¢	205.25	¢	205.50	¢
Fourth Quarter	209.00	¢	197.00	¢	204.75	¢
2005
First Quarter	228.50	¢	194.75	¢	213.00	¢
Second Quarter	235.50	¢	203.50	¢	222.25	¢
Third Quarter	260.00	¢	203.25	¢	205.50	¢
Fourth Quarter	216.25	¢	191.25	¢	215.75	¢
2006
First Quarter	239.50	¢	205.00	¢	236.00	¢
Second Quarter	263.00	¢	228.25	¢	246.00	¢
Third Quarter	268.25	¢	219.00	¢	262.50	¢
Fourth Quarter	390.50	¢	264.00	¢	390.25	¢
2007
First Quarter	438.50	¢	354.50	¢	374.50	¢
Second Quarter	419.00	¢	340.00	¢	340.00	¢
Third Quarter	386.75	¢	310.00	¢	373.00	¢
Fourth Quarter	455.50	¢	339.75	¢	455.50	¢
2008
First Quarter	572.50	¢	462.50	¢	567.25	¢
Second Quarter	768.25	¢	576.25	¢	737.75	¢
Third Quarter	761.00	¢	487.50	¢	487.50	¢
Fourth Quarter	484.00	¢	309.25	¢	407.00	¢
2009
First Quarter	427.50	¢	349.25	¢	404.75	¢
Second Quarter	449.50	¢	354.50	¢	354.50	¢
Third Quarter	358.00	¢	306.25	¢	344.00	¢
Fourth Quarter	417.50	¢	333.50	¢	414.50	¢
2010
First Quarter	423.00	¢	345.00	¢	345.00	¢
Second Quarter	378.25	¢	333.25	¢	362.75	¢
Third Quarter	521.75	¢	362.75	¢	495.75	¢
Fourth Quarter	629.00	¢	465.75	¢	629.00	¢
2011
First Quarter	736.75	¢	595.00	¢	693.25	¢
Second Quarter	787.00	¢	644.25	¢	648.00	¢
Third Quarter	775.25	¢	592.50	¢	592.50	¢
Fourth Quarter	660.50	¢	579.00	¢	646.50	¢
2012
First Quarter	673.00	¢	593.50	¢	644.00	¢
April 1, 2012 to April 17, 2012	658.25	¢	616.75	¢	616.75	¢

PRS-33

Growth Securities Notes Linked to a Commodity Basket due April 24, 2017

Soybeans

The settlement price of soybean futures on any day will be determined by reference to the official settlement price per bushel of deliverable-grade soybeans of the first nearby month futures contract (or, in the case of any trading day after the date of the last trade of the options contract (if there is more than one options contract, then the options contract with the latest date) pertaining to the first nearby month futures contract, the second nearby month futures contract), expressed in U.S. cents per bushel traded on the CBOT, as made public by the CBOT.

The CBOT, established in 1848, is a futures and futures-options exchange. In its early history, the CBOT traded only agricultural commodities such as corn, wheat, oats and soybeans. Futures contracts at the exchange evolved to include non-storable agricultural commodities and non-agricultural products. South American soybean futures and ethanol futures, the exchange’s newest products, were introduced in 2005 in response to shifting trends in the global agricultural economy.

We obtained the settlement prices listed below from Bloomberg. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg.

The following graph sets forth daily settlement prices of soybean futures for the period from January 1, 2002 to April 17, 2012. The settlement price on April 17, 2012 was 1425.75¢.

PRS-34

Growth Securities Notes Linked to a Commodity Basket due April 24, 2017

Soybeans (Continued)

The following table sets forth the high and low settlement prices, as well as end-of-period settlement prices, of soybean futures for each quarter in the period from January 1, 2002 through March 31, 2012 and for the period from April 1, 2012 to April 17, 2012.

	High		Low		Last
2002
First Quarter	476.25	¢	418.25	¢	476.25	¢
Second Quarter	528.75	¢	456.50	¢	528.75	¢
Third Quarter	594.00	¢	519.50	¢	545.75	¢
Fourth Quarter	578.75	¢	523.50	¢	565.00	¢
2003
First Quarter	582.00	¢	548.00	¢	574.50	¢
Second Quarter	649.25	¢	573.75	¢	614.25	¢
Third Quarter	683.25	¢	519.25	¢	677.25	¢
Fourth Quarter	803.50	¢	678.00	¢	794.00	¢
2004
First Quarter	1055.75	¢	793.00	¢	995.00	¢
Second Quarter	1045.50	¢	782.50	¢	782.50	¢
Third Quarter	821.50	¢	523.50	¢	527.00	¢
Fourth Quarter	561.25	¢	505.25	¢	547.25	¢
2005
First Quarter	681.00	¢	499.50	¢	627.50	¢
Second Quarter	744.50	¢	609.50	¢	656.00	¢
Third Quarter	721.00	¢	557.50	¢	573.25	¢
Fourth Quarter	623.75	¢	554.00	¢	613.50	¢
2006
First Quarter	632.25	¢	565.00	¢	571.50	¢
Second Quarter	613.00	¢	555.25	¢	600.50	¢
Third Quarter	613.50	¢	538.50	¢	547.50	¢
Fourth Quarter	697.25	¢	542.50	¢	697.25	¢
2007
First Quarter	794.50	¢	664.50	¢	761.25	¢
Second Quarter	855.75	¢	715.50	¢	855.75	¢
Third Quarter	1009.00	¢	799.25	¢	991.25	¢
Fourth Quarter	1239.50	¢	925.50	¢	1214.25	¢
2008
First Quarter	1559.50	¢	1189.50	¢	1197.25	¢
Second Quarter	1598.00	¢	1211.00	¢	1598.00	¢
Third Quarter	1649.00	¢	1045.00	¢	1045.00	¢
Fourth Quarter	1053.00	¢	783.50	¢	980.00	¢
2009
First Quarter	1036.00	¢	844.00	¢	952.00	¢
Second Quarter	1267.00	¢	952.00	¢	1119.25	¢
Third Quarter	1160.50	¢	903.00	¢	927.00	¢
Fourth Quarter	1060.50	¢	885.00	¢	1048.50	¢
2010
First Quarter	1061.00	¢	908.00	¢	941.00	¢
Second Quarter	1009.00	¢	930.50	¢	931.00	¢
Third Quarter	1128.50	¢	937.00	¢	1106.75	¢
Fourth Quarter	1393.75	¢	1054.00	¢	1393.75	¢
2011
First Quarter	1451.00	¢	1270.00	¢	1410.25	¢
Second Quarter	1414.50	¢	1299.50	¢	1299.50	¢
Third Quarter	1457.50	¢	1179.00	¢	1179.00	¢
Fourth Quarter	1270.00	¢	1100.00	¢	1207.75	¢
2012
First Quarter	1403.00	¢	1158.25	¢	1403.00	¢
April 1, 2012 to April 17, 2012	1441.00	¢	1416.75	¢	1425.75	¢

PRS-35

Growth Securities Notes Linked to a Commodity Basket due April 24, 2017

Copper

The settlement price of copper on any day will be determined by reference to the official cash offer price per tonne of copper Grade A on the LME for the spot market, expressed in U.S. dollars per tonne, as made public by the LME.

The LME was established in 1877 and is the principal base-metal exchange in the world on which contracts for delivery of copper, lead, zinc, tin, aluminum, aluminum alloy and nickel are traded. In contrast to U.S. futures exchanges, the LME operates as a principals’ market for the trading of forward contracts, and is therefore more closely analogous to over-the-counter physical commodity markets than futures markets. There are no price limits applicable to LME prices, and therefore prices can decline without limitation over a period of time.

We obtained the settlement prices listed below from Bloomberg. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg.

The following graph sets forth daily settlement prices of copper for the period from January 1, 2002 to April 17, 2012. The settlement price on April 17, 2012 was $8,100.50.

PRS-36

Growth Securities Notes Linked to a Commodity Basket due April 24, 2017

Copper (Continued)

The following table sets forth the high and low settlement prices, as well as end-of-period settlement prices, of copper for each quarter in the period from January 1, 2002 through March 31, 2012 and for the period from April 1, 2012 to April 17, 2012.

	High	Low	Last
2002
First Quarter	$1,650.50	$1,421.00	$1,623.00
Second Quarter	$1,689.50	$1,551.00	$1,654.00
Third Quarter	$1,667.50	$1,434.50	$1,434.50
Fourth Quarter	$1,649.50	$1,429.00	$1,536.00
2003
First Quarter	$1,728.00	$1,544.50	$1,587.50
Second Quarter	$1,711.50	$1,564.00	$1,644.00
Third Quarter	$1,824.50	$1,638.00	$1,794.00
Fourth Quarter	$2,321.00	$1,790.50	$2,321.00
2004
First Quarter	$3,105.50	$2,337.00	$3,067.50
Second Quarter	$3,170.00	$2,554.00	$2,664.50
Third Quarter	$3,140.00	$2,700.00	$3,140.00
Fourth Quarter	$3,287.00	$2,835.00	$3,279.50
2005
First Quarter	$3,424.50	$3,072.00	$3,408.00
Second Quarter	$3,670.00	$3,113.00	$3,597.00
Third Quarter	$3,978.00	$3,444.00	$3,949.00
Fourth Quarter	$4,650.00	$3,905.00	$4,584.50
2006
First Quarter	$5,527.50	$4,537.00	$5,527.50
Second Quarter	$8,788.00	$5,561.00	$7,501.00
Third Quarter	$8,233.00	$7,230.00	$7,601.00
Fourth Quarter	$7,740.00	$6,290.00	$6,290.00
2007
First Quarter	$6,940.00	$5,225.50	$6,940.00
Second Quarter	$8,225.00	$6,916.00	$7,650.00
Third Quarter	$8,210.00	$6,960.00	$8,165.00
Fourth Quarter	$8,301.00	$6,272.50	$6,676.50
2008
First Quarter	$8,881.00	$6,666.00	$8,520.00
Second Quarter	$8,884.50	$7,921.00	$8,775.50
Third Quarter	$8,985.00	$6,419.00	$6,419.00
Fourth Quarter	$6,379.00	$2,770.00	$2,902.00
2009
First Quarter	$4,078.00	$3,050.50	$4,035.00
Second Quarter	$5,266.00	$3,963.50	$5,108.00
Third Quarter	$6,490.50	$4,821.00	$6,136.00
Fourth Quarter	$7,346.00	$5,856.00	$7,346.00
2010
First Quarter	$7,830.00	$6,242.00	$7,830.00
Second Quarter	$7,950.50	$6,091.00	$6,515.00
Third Quarter	$8,053.50	$6,354.00	$8,053.50
Fourth Quarter	$9,739.50	$8,085.50	$9,739.50
2011
First Quarter	$10,148.00	$8,980.00	$9,399.50
Second Quarter	$9,823.00	$8,536.50	$9,301.00
Third Quarter	$9,827.00	$6,975.50	$7,131.50
Fourth Quarter	$8,040.00	$6,785.00	$7,554.00
2012
First Quarter	$8,658.00	$7,471.00	$8,480.00
April 1, 2012 to April 17, 2012	$8,575.50	$8,054.00	$8,100.50

PRS-37

Growth Securities Notes Linked to a Commodity Basket due April 24, 2017

Nickel

The settlement price of nickel on any day will be determined by reference to the official cash seller and settlement price per tonne of Primary Nickel on the LME, expressed in U.S. dollars per tonne, as made public by the LME.

The LME was established in 1877 and is the principal base-metal exchange in the world on which contracts for delivery of copper, lead, zinc, tin, aluminum, aluminum alloy and nickel are traded. In contrast to U.S. futures exchanges, the LME operates as a principals’ market for the trading of forward contracts, and is therefore more closely analogous to over-the-counter physical commodity markets than futures markets. There are no price limits applicable to LME prices, and therefore prices can decline without limitation over a period of time.

We obtained the settlement prices listed below from Bloomberg. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg.

The following graph sets forth daily settlement prices of nickel for the period from January 1, 2002 to April 17, 2012. The settlement price on April 17, 2012 was $17,755.00.

PRS-38

Growth Securities Notes Linked to a Commodity Basket due April 24, 2017

Nickel (Continued)

The following table sets forth the high and low settlement prices, as well as end-of-period settlement prices, of nickel for each quarter in the period from January 1, 2002 through March 31, 2012 and for the period from April 1, 2012 to April 17, 2012.

	High	Low	Last
2002
First Quarter	$6,860.00	$5,625.00	$6,710.00
Second Quarter	$7,440.00	$6,495.00	$7,080.00
Third Quarter	$7,725.00	$6,305.00	$6,450.00
Fourth Quarter	$7,565.00	$6,445.00	$7,100.00
2003
First Quarter	$9,105.00	$7,210.00	$7,940.00
Second Quarter	$9,550.00	$7,710.00	$8,395.00
Third Quarter	$10,325.00	$8,330.00	$10,220.00
Fourth Quarter	$16,670.00	$10,250.00	$16,650.00
2004
First Quarter	$17,770.00	$12,200.00	$13,885.00
Second Quarter	$15,330.00	$10,530.00	$14,990.00
Third Quarter	$15,980.00	$12,050.00	$15,100.00
Fourth Quarter	$16,595.00	$12,685.00	$15,205.00
2005
First Quarter	$16,565.00	$14,035.00	$16,250.00
Second Quarter	$17,750.00	$14,520.00	$14,700.00
Third Quarter	$15,600.00	$13,410.00	$13,600.00
Fourth Quarter	$14,120.00	$11,500.00	$13,380.00
2006
First Quarter	$15,340.00	$13,505.00	$15,340.00
Second Quarter	$23,100.00	$15,600.00	$22,275.00
Third Quarter	$34,750.00	$22,690.00	$31,500.00
Fourth Quarter	$35,455.00	$29,995.00	$34,205.00
2007
First Quarter	$50,345.00	$32,900.00	$45,500.00
Second Quarter	$54,200.00	$35,850.00	$35,850.00
Third Quarter	$36,950.00	$25,055.00	$31,050.00
Fourth Quarter	$33,655.00	$25,510.00	$25,805.00
2008
First Quarter	$33,300.00	$26,410.00	$29,805.00
Second Quarter	$30,025.00	$21,530.00	$21,675.00
Third Quarter	$21,880.00	$15,755.00	$15,755.00
Fourth Quarter	$16,000.00	$8,810.00	$10,810.00
2009
First Quarter	$13,420.00	$9,405.00	$9,405.00
Second Quarter	$16,010.00	$9,555.00	$16,010.00
Third Quarter	$21,070.00	$14,360.00	$17,335.00
Fourth Quarter	$19,495.00	$15,810.00	$18,480.00
2010
First Quarter	$24,950.00	$17,035.00	$24,950.00
Second Quarter	$27,600.00	$17,955.00	$19,430.00
Third Quarter	$23,425.00	$18,735.00	$23,390.00
Fourth Quarter	$24,960.00	$21,290.00	$24,960.00
2011
First Quarter	$29,030.00	$24,050.00	$26,080.00
Second Quarter	$27,420.00	$21,410.00	$23,125.00
Third Quarter	$25,080.00	$17,925.00	$18,305.00
Fourth Quarter	$19,825.00	$16,935.00	$18,280.00
2012
First Quarter	$21,830.00	$17,405.00	$17,430.00
April 1, 2012 to April 17, 2012	$18,400.00	$17,755.00	$17,755.00

PRS-39

Growth Securities Notes Linked to a Commodity Basket due April 24, 2017

United States Federal Income Tax Considerations

The following is a general description of the material United States federal income tax considerations relating to the notes. It does not purport to be a complete analysis of all tax considerations relating to the notes. Prospective purchasers of the notes should consult their tax advisors as to the consequences under the tax laws of the country of which they are resident for tax purposes and the United States federal income tax consequences of acquiring, holding and disposing of the notes and receiving payments under the notes. This discussion is based upon the law as in effect on the date of this pricing supplement and is subject to any change in law that may take effect after such date.

The discussion below applies to you only if you purchase your notes in this offering and you hold your notes as capital assets for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•	a dealer in securities,

•	a trader in securities that elects to use a mark-to-market method of tax accounting for your securities holdings,

•	a bank,

•	a life insurance company,

•	a tax-exempt organization,

•	a person that owns notes as part of a straddle, a hedging, a conversion or other integrated transaction for tax purposes,

•	a person that purchases or sells notes as part of a wash sale for tax purposes,

•	a person subject to the alternative minimum tax, or

•	a United States holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, existing and proposed regulations under the Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

If a partnership holds the notes, the United States federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the notes should consult its tax advisor with regard to the United States federal income tax treatment of an investment in the notes.

Except as otherwise noted under “—Non-United States Holders” below, this discussion is only applicable to you if you are a United States holder. You are a “United States holder” if you are a beneficial owner of a note and you are: (i) a citizen or resident of the United States, (ii) a domestic corporation, (iii) an estate whose income is subject to United States federal income tax regardless of its source, or (iv) a trust, if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

PRS-40

Growth Securities Notes Linked to a Commodity Basket due April 24, 2017

United States Federal Income Tax Considerations (Continued)

NO STATUTORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW THE NOTES SHOULD BE TREATED FOR UNITED STATES FEDERAL INCOME TAX PURPOSES. AS A RESULT, THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF YOUR INVESTMENT IN THE NOTES ARE UNCERTAIN. ACCORDINGLY, WE URGE YOU TO CONSULT YOUR TAX ADVISOR AS TO THE TAX CONSEQUENCES OF HAVING AGREED TO THE REQUIRED TAX TREATMENT OF YOUR NOTES DESCRIBED BELOW AND AS TO THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS TO YOUR INVESTMENT IN YOUR NOTES.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to characterize and treat a note for all tax purposes as a pre-paid derivative contract relating to the performance of the Basket and the terms of the notes require you and Wells Fargo (in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary) to so characterize and treat the notes. If the notes are so characterized and treated (and such characterization and treatment is respected by the Internal Revenue Service (the “IRS”)), you should generally recognize capital gain or loss upon the sale, exchange or maturity of your notes in an amount equal to the difference between the amount you receive upon the sale or exchange of your notes or at maturity and the amount you paid for your notes. Capital gain of a non-corporate United States holder is generally taxed at preferential rates where the property is held for more than one year. The deductibility of capital losses, however, is subject to limitations.

However, because there is no authority that specifically addresses the tax treatment of the notes, it is possible that your notes could be alternatively treated for tax purposes in the manner described under “Alternative Treatments” below.

Alternative Treatments. It is possible that the notes could be treated as debt instruments subject to the special tax rules governing contingent payment debt instruments. If the notes are so treated, you would be required to accrue interest income over the term of your notes based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with other terms and conditions similar to your notes. You would recognize gain or loss upon the sale, exchange or maturity of your notes in an amount equal to the difference, if any, between the amount you receive at such time and your adjusted tax basis in your notes. In general, your adjusted tax basis in your notes would be equal to the amount you paid for your notes, increased by the amount of interest you previously accrued with respect to your notes. Any gain recognized upon the sale, exchange or maturity of your notes would be ordinary income and any loss recognized by you at such time would be ordinary loss to the extent of interest you included in income in the current or previous taxable years in respect of your notes and, thereafter, would be capital loss.

It is also possible that the IRS could assert that you should be treated as if you owned the underlying components of the Basket. Under such characterization, it is possible that Section 1256 of the Code could apply to the portion of your notes that references futures contracts. If Section 1256 were to apply to the relevant portion of your notes, gain or loss recognized with respect to the relevant portion of your notes would be treated as 60% long-term capital gain or loss and 40% short-term capital gain or loss, without regard to your holding period in the notes. You would also be required to mark the relevant portion of your notes to market at the end of your taxable year (i.e., recognize gain or loss as if the relevant portion of your notes had been sold for fair market value). Additionally, it is also possible that you could be required to recognize gain or loss each time a contract

PRS-41

Growth Securities Notes Linked to a Commodity Basket due April 24, 2017

United States Federal Income Tax Considerations (Continued)

referenced by the Basket is rolled. The amount of loss recognized in this case could be deferred on account of the “wash sale” rules of Section 1091 of the Code.

Because a portion of the Basket relates to the performance of “collectibles” (as defined for tax purposes), it is also possible that the IRS could assert that your notes should be treated as partially or fully giving rise to “collectibles” gain or loss if you have held your notes for more than one year. “Collectibles” gain is currently subject to tax at marginal rates of up to 28%. Although the matter is uncertain, this treatment should not be appropriate in this case because a sale or exchange of the notes would not be a sale or exchange of a collectible but would rather be a sale or exchange of a forward or a derivative contract that reflects the value of a collectible. Furthermore, the notes do not directly reflect the performance of collectibles on account of the participation rate, the threshold level and the inclusion in the Basket of components other than collectibles. You should consult your tax advisor as to the possible applicability of this rate to your notes.

Because of the absence of authority regarding the appropriate tax characterization of your notes, it is possible that the IRS could seek to characterize your notes in a manner that results in tax consequences to you that are different from those described above. For example, the IRS could possibly assert that (i) any gain or loss that you recognize upon the sale, exchange or maturity of the notes should be treated as ordinary gain or loss or (ii) you should be required to accrue interest income over the term of your notes. You should consult your tax advisor as to the tax consequences of such characterizations and any possible alternative characterizations of your notes for United States federal income tax purposes.

In 2007, the IRS released a notice that may affect the taxation of holders of the notes. According to the notice, the IRS and the Treasury Department are actively considering, among other things, whether holders of instruments such as the notes should be required to accrue ordinary income on a current basis, whether additional gain or loss upon the sale or maturity of such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Code should be applied to such instruments. Similarly, the IRS and the Treasury Department have current projects open with regard to the tax treatment of prepaid forward contracts, contingent notional principal contracts and other derivative contracts. While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the notes (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could, in any case, increase the likelihood that you will be required to accrue income over the term of an instrument such as the notes even though you will not receive any payments with respect to the notes until maturity. The outcome of this process is uncertain. You should consult your tax advisor as to the possible alternative treatments in respect of the notes.

Moreover, in 2007, legislation was introduced in Congress that, if enacted, would have required holders of notes purchased after the bill was enacted to accrue interest income over the term of the notes despite the fact that there will be no interest payments over the term of the notes. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your notes.

Medicare Tax. For taxable years beginning after December 31, 2012, a U.S. person that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will be subject to a 3.8% tax (the “Medicare tax”) on the lesser of (1) the U.S. person’s “net investment income” for the relevant taxable year

PRS-42

Growth Securities Notes Linked to a Commodity Basket due April 24, 2017

United States Federal Income Tax Considerations (Continued)

and (2) the excess of the U.S. person’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s circumstances). A United States holder’s net investment income will generally include its net gains from the sale, exchange or maturity of the notes, unless such net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are a U.S. person that is an individual, estate or trust, you are urged to consult your tax advisors regarding the applicability of the Medicare tax to your gains in respect of your investment in the notes.

Treasury Regulations Requiring Disclosure of Reportable Transactions. Treasury regulations require United States taxpayers to report certain transactions (“Reportable Transactions”) on IRS Form 8886. An investment in the notes or a sale, exchange or maturity of the notes should generally not be treated as a Reportable Transaction under current law, but it is possible that future legislation, regulations or administrative rulings could cause your investment in the notes or a sale, exchange or maturity of the notes to be treated as a Reportable Transaction. You should consult with your tax advisor regarding any tax filing and reporting obligations that may apply in connection with acquiring, owning and disposing of notes.

Non-United States Holders. If you are not a United States holder and the notes are characterized and treated for all tax purposes as pre-paid derivative contracts relating to the performance of the Basket, as discussed above, you generally will not be subject to United States federal income tax on capital gain realized on the sale, exchange or maturity of the notes, unless:

•	you are an individual present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met; or

•	the gain is effectively connected with your conduct of a trade or business in the United States (or, if certain tax treaties apply, is attributable to a permanent establishment in the United States).

If the first exception applies to you, you generally will be subject to United States federal income tax at a rate of 30% (or at a reduced rate under an applicable income tax treaty) on the amount by which capital gains allocable to United States sources (including gains from the sale, exchange or maturity of the notes) exceed capital losses allocable to United States sources. If the second exception applies to you, you will not be subject to the 30% withholding tax discussed in the previous sentence (assuming you provide certification on IRS Form W-8ECI), but you generally will be subject to United States federal income tax with respect of such gain in the same manner as United States holders, as described above, unless an applicable income tax treaty provides otherwise. Additionally, corporations could be subject to a branch profits tax with respect to such gain at a rate of 30% (or at a reduced rate under an applicable income tax treaty).

As discussed above, alternative characterizations of the notes for United States federal income tax purposes are possible. Should an alternative characterization of the notes, by reason of a change or clarification of the law, by regulation or otherwise, cause payments with respect to the notes to become subject to withholding tax, we will withhold tax at the applicable statutory rate. If the notes are recharacterized as debt, this withholding may be avoided if you qualify for the portfolio interest exemption and provide appropriate documentation. Prospective holders of the notes that are not United States holders should consult their tax advisors in this regard.

PRS-43

Growth Securities Notes Linked to a Commodity Basket due April 24, 2017

United States Federal Income Tax Considerations (Continued)

Backup Withholding and Information Reporting. In general, if you are a non-corporate United States holder, Wells Fargo and other payors are required to report to the IRS all payments made to you on your notes. In addition, Wells Fargo and other payors are required to report to the IRS any payment of proceeds of the sale or exchange of your notes before maturity within the United States (as well as the proceeds of certain sales outside the United States). Additionally, backup withholding will apply to any payments made to you on your notes if you fail to provide an accurate taxpayer identification number or you are notified by the IRS that you have failed to report all interest and dividends required to be shown on your United States federal income tax returns.

PRS-44